Exhibit 99.1

INFORMATION TO SUPPLEMENT JANUARY 26, 2004 EARNINGS CONFERENCE CALL.

During the January 26, 2004 conference call with analysts and investors, the Company provided the following information:

The Company is comfortable with its interest rate risk management position, as it originates adjustable rate loans at current market rates with short duration to reset, with approximately 50% of the loans in its portfolio re-pricing within one year.

Loan sales to third parties for the second quarter, third quarter and fourth quarter of 2003 were approximately $43.7 million, $15.4 million and $27.4 million, respectively.

The Company’s average cost of deposits for December 2003 was 1.86%.

The Company’s transaction accounts exceeded $400 million in January 2004.

The Company’s loan inquiry activity is increasing nicely from its December 31, 2003 level

In evaluating its allowance for loan losses, the Company noted that it does expect to record a provision for loan losses during 2004 as long as the loan portfolio continues to grow. The Company regularly reviews its portfolio, and relies on the 10-year moving average of loan charge-offs from the OTS and the Company’s internal grading process to determine whether a provision is necessary. The Company saw continued improvement in its internal grading and in the OTS’ 10-year moving average of loan charge-offs. The Company determined that, based on the 10-year moving average, the reserve levels would be approximately 27.5 basis points for multi-family loans. Based on the Company’s internal review of its environmental factors within the portfolio, its reserve level for multi-family loans was adjusted to 31 basis points. The Company noted that it individually reviews and grades over 80% of its multi-family loan portfolio and close to 100% of its commercial real estate loan portfolio.